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                                                                 EXHIBIT 10.16

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                                LICENSE AGREEMENT

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THIS AGREEMENT is made on 25th March 1997 between:

1. AMRAD DEVELOPMENTS PTY LTD (ACN 006 923 904) incorporated in Victoria of 17-27 Cotham Road, Kew, Victoria, Australia (AMRAD); and

2. LUDWIG INSTITUTE FOR CANCER RESEARCH incorporated in New York, United States of America, having an office at 1345 Avenue of the Americas, New York, New York, 1015: (LUDWIG); and

3. COLLATERAL THERAPEUTICS INC incorporated in California, United States of America, having an office at 9360 Towne Center Drive, San Diego, California, 92121 (COLLATERAL).

RECITALS

A. Each of AMRAD Operations Pty Ltd and LUDWIG is the legal and beneficial owner of certain intellectual property relating to the Technology and Patent Rights (as defined in Clause 1.1. herein).

B. Pursuant to a Collaboration Agreement dated 6 December 1996 (Collaboration Agreement); AMRAD and LUDWIG have agreed to collaborate in the commercialization of the Technology and the Patent Rights in the manner set out therein. AMRAD Operations Pty Ltd has subsequently licenced, with the consent of LUDWIG, its rights under that Agreement and in respect of the Patent Rights and Technology to AMRAD.

C. Pursuant to the Collaboration Agreement, AMRAD and LUDWIG may grant licences to third parties to use and exploit the Technology and the Patent Rights.

D. COLLATERAL is the exclusive licensee of a PCT patent application filed in the name of The Regents of the University of California on 27 February 1996 under *** *** (which the University of California has internally designated patent application *** *** ) covering an angiogenic gene-containing adenovirus delivery system for use in in-vivo gene therapy for cardiovascular disorders. COLLATERAL has conducted studies which in its opinion support the possible therapeutic use of an angiogenic gene-containing adenovirus for the treatment and prevention of cardiovascular disorders.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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E.    COLLATERAL has entered into an agreement with Schering AG (Schering AG
      Agreement) to develop gene therapy products using the technology referred to in Recital D above, pursuant to which agreement COLLATERAL shall receive milestone payments and royalties.

F. During the course of negotiations with AMRAD in relation to this Agreement, COLLATERAL has represented to AMRAD that COLLATERAL shall receive approximately thirty per cent (30%) of the milestone payments payable to COLLATERAL pursuant to the Schering AG Agreement during the product development phase of the Schering AG Agreement, and that the remaining payments are to be paid to COLLATERAL following first commercial sale of products. Further, during the course of those negotiations, COLLATERAL has represented to AMRAD that COLLATERAL shall use the majority of the total milestone payments it receives pursuant to the Schering AG Agreement to fund ongoing research and development of Licensed Products or, depending on the results of that research, an alternative gene product.

G. COLLATERAL wishes to receive an exclusive licence to use and exploit the Technology and Patent Rights to develop cardiovascular gene therapy products using at first instance the technology referred to in Recital D above. Each of AMRAD and LUDWIG is willing to grant COLLATERAL such a licence on the terms and conditions contained in this Agreement.

IT IS AGREED as follows.

1.    DEFINITIONS AND INTERPRETATION

1.1   Definitions

      The following definitions apply unless the context requires otherwise.

      Affiliate with respect to a corporation, means a corporation which owns, is owned by or is under common ownership with the first-named corporation. For the purposes of this definition, the term "owns" as used with respect to any person means ownership (directly or indirectly) of at least fifty-one per cent (51%) of the outstanding voting securities of a corporation or a comparable equity interest in a corporation (or such lesser percentage, being the maximum percentage of ownership allowed by law in a particular jurisdiction).

      Agreement means this Licence Agreement.

      AMRAD Patent Application means the patent application described in Schedule l.

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      Benchmark means the benchmarks referred to in Clause 5.3 and/or described in Schedule 3.

      Collaboration Agreement means the Collaboration Agreement between AMRAD Operations Pty Ltd and LUDWIG dated 6 December 1996.

      Effective Date means the date of execution of this Agreement.

      Field means gene therapy for the treatment and prevention of cardiovascular disease but excludes the use of any product or technology described or claimed within the Patent Rights for any purpose relating to the treatment and prevention of malignant diseases or acute wounds or other diseases (except as described above) and also excludes any product or technology within the Patent Rights for the manufacture of recombinant proteins (other than proteins produced in the human body as a result of gene therapy) for any purpose and also excludes, for the avoidance of doubt, any other use of the Patent Rights or Technology.

      IND means investigational new drug, and a reference to the filing thereof is a reference to the filing of an application with the United States of America Food and Drug Administration to initiate clinical trials thereof.

      Indication means any indications to be treated using Licensed Products as described in the definition of Field including coronary artery disease, congestive heart failure and peripheral vascular disease.

      Licence Fee means any amount payable by COLLATERAL to AMRAD or LUDWIG pursuant to this Agreement.

      Licensed Product means any product including a nucleic acid sequence encoding VRF/VEGF-B gene for use solely in the Field, the manufacture, use or sale of which falls within the scope of one or more subsisting and unexpired claims within the Patent Rights which has not been permanently revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. For the avoidance of doubt, Licenced Products excludes any protein, peptide or receptors for VRF/VEGF-B.

      LICENSOR means, collectively, AMRAD and LUDWIG.

      LUDWIG Patent Applications means the patent applications described in
      Schedule 2.

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      Net Revenue means royalty payments received by COLLATERAL on Net Sales made by Schering AG or other sub-licensees of COLLATERAL, less, if the Licensed Products involve in any way whatsoever the technology claimed in *** if payable to the Regents of the University of California pursuant to an exclusive licence agreement between the said Regents and COLLATERAL entitled *** dated 28 September 1995 as amended
      ***.

      Net Sales means gross proceeds from sales of Licensed Products by a sub-licensee or COLLATERAL less deductions for:

      (a)   transportation charges, including insurance relating thereto;

      (b) sales and excise taxes or customs duties paid by the person selling or distributing any Licensed Product or any other governmental charges imposed upon the sale or distribution of any Licensed Product;

      (c) distributors' fees. rebates or allowances actually granted. allowed or incurred:

      (d) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale or distribution of any Licensed Product;

      (e) allowances or credits to customers, not in excess of the selling price of any Licensed Product, on account of governmental requirements, rejection, outdating, recalls or returns of such Licensed Product.

      Patent Rights means the AMRAD Patent Applications and the LUDWIG Patent Applications and any patent subsequently issued thereon in any country (including any additions, divisions, continuations, continuations-in-part, reissues, registrations or extensions of the said patents or patent applications and any special protection certificates issued in connection with any of the said patents or patent applications).

      Phase 3 Clinical Trials has the same meaning as that term has in the United States of America Government's Food and Drug Code of Federal Regulations (edition of 1 April 1993), 21CFR CH.1S 312.21.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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      Pig Studies means, for the purposes of this Agreement, in vivo studies conducted in pigs to determine the efficacy of the use of the VRF/VEGF-B gene (delivered by an adenoviral vector) in the establishment and development of collateral circulation in the ameroid pig model of myocardial ischaemia for the treatment and prevention of coronary artery disease.

      PLA means a product licence application to a regulatory authority incorporating data and information for the purpose of obtaining authorization to market the said product.

      Schering AG means Schering AG, a company incorporated in Germany having an office at 133342 Berlin, Germany.

      Technology means any and all technical data, information, materials and know-how related, directly or indirectly to the Patent Rights, which is needed in the practice of the Patent Rights in the Field and includes the Biological Materials described in Clause 4 hereof which have been provided on a confidential basis.

      Territory means the entire world.

      Third Party means any person other than AMRAD, LUDWIG or COLLATERAL.

      VRF/VEGF-B gene means nucleic acid sequences described and claimed in the Patent Rights, but for the avoidance of doubt does not include recombinant proteins manufactured by the expression of those nucleic acid sequences in a host cell (other than proteins produced in the human body as a result of gene therapy) and also excludes any protein, peptide or receptors for VRF/VEGF-B.

1.2   Interpretation

      Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

      (a)   The singular includes the plural and conversely.

      (b)   A gender includes all genders.

      (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

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                                                                          Page 6


      (d) A reference to a person, corporation trust, partnership, unincorporated body or other entity includes any of them.

      (e) A reference to a Clause or Schedule is a reference to a clause of or a schedule to this Agreement.

      (f) A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

      (g) A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns and, where applicable, the party's legal personal representatives.

      (h) A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

      (i) A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.

      (j) A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

      (k) A reference to dollars and $ is to the currency of the United States of America.

      (l) A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be. jointly and severally.

1.3   Consents or Approvals

      If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless express provision to the contrary has been made.

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2.    REPRESENTATIONS AND WARRANTIES

2.1   Authorisation

      Each party to this Agreement warrants and represents to the others that it has the legal rights and power to extend the rights and licences granted in this Agreement, that each has the full right to enter into this Agreement and to perform its obligations hereunder, and that it has not made nor will make any commitments to others in conflict with or in derogation of its rights and obligations under this Agreement. Each party to this Agreement further represents to the other parties to this Agreement that it is not aware of any legal obstacles, including patent rights of others, which could prevent it from carrying out the provisions of this Agreement.

2.2   Patent Validity

      (a) Nothing in this Agreement shall be construed as a warranty or representation by the LICENSOR as to the validity or scope of any Patent Rights or that the exercise of any rights granted under this Agreement will not infringe any Third Party rights.

      (b)   Subject to Clause 2.2(a), as at the Effective Date:

            (i) AMRAD is not aware that the exercise of any rights granted under this Agreement in respect of the AMRAD Patent Applications will infringe any Third Party rights; and

            (ii) LUDWIG is not aware that the exercise of any rights granted under this Agreement in respect of the LUDWIG Patent Applications will infringe any Third Party rights.

2.3   Warranties

      (a) LUDWIG hereby warrants to COLLATERAL that the statements contained in Recitals A, B and C to this Agreement are true and correct in every particular.

      (b) AMRAD hereby warrants to COLLATERAL that the statements contained in Recitals A, B and C to this Agreement are true and correct in every particular.

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      (c)   COLLATERAL hereby warrants to the LICENSOR that the statements contained in Recitals D, E, F G, and H to this Agreement are true and correct in every particular and that the representations referred to in said Recital G are true and correct in every particular.

3.    LICENCE

3.1   Grant of Licence

      (a) The LICENSOR hereby grants to COLLATERAL an exclusive licence under the Patent Rights and the Technology to manufacture, have manufactured, import, use, sell and offer for sale Licensed Product for use in the Field throughout the Territory for the term of this Agreement.

      (b) COLLATERAL acknowledges that LICENSOR has represented that all of the Patent Rights and the Technology are owned or controlled by the LICENSOR or third parties who have granted licences to the LICENSOR and that COLLATERAL's rights to the Technology are pursuant to this Agreement and as a licensee only.

3.2   Acknowledgement by the Parties

            The parties acknowledge that COLLATERAL is not seeking, and the LICENSOR is not making, any warranties or representations as to the merchantability or suitability for any particular purpose of the Technology, the capacity of any of the Patent Rights to infringe any Third Party Rights or the validity of any of the Patent Rights.

3.3   Right to Sub-license

      (a) COLLATERAL may sub-license the rights granted under Clause 3.1 to Schering AG or an Affiliate of Schering AG provided that COLLATERAL procures that Schering AG or any Affiliate of Schering AG to whom a sub-license is granted pursuant to this Clause 3.3(a) shall enter into an agreement with COLLATERAL on terms which are consistent with the terms of this Agreement.

      (b) COLLATERAL may sub-license the rights granted under Clause 3.1 to a Third Party other than Schering AG or an Affiliate of Schering AG provided that:


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                                                                          Page 9


            (i) COLLATERAL and the LICENSOR shall first negotiate and agree on a fee to be paid by COLLATERAL to the LICENSOR upon the grant of such sublicence:

            (ii) COLLATERAL obtains the LICENSOR's prior written consent to any such sub-licence;

            (iii) COLLATERAL shall procure that any person to whom a sub-licence is granted pursuant to this Clause 3.3 shall enter into an agreement with COLLATERAL on terms which are consistent with the terms of this Agreement;

            (iv)  any sub-licence granted to a person pursuant to this Clause
                  3.3 shall expressly prohibit any right to further sub-license or to transfer or assign the sub-licence; and

            (v) upon termination of this Agreements, all rights granted to any person pursuant to this Clause 3.3 shall immediately cease.

      (c) Notwithstanding the provisions of Clause 3.3(b) (i) the parties agree that *** shall be payable by COLLATERAL to the LICENSOR with respect to COLLATERAL's exercising its rights to grant a sub-licence under Clause 3.3(b) to an Affiliate of COLLATERAL or to a Third Party which has purchased all of the assets or capital stock of COLLATERAL.

      (d) For the avoidance of doubt, COLLATERAL shall procure that any person to whom a sub-licence is granted pursuant to this Clause 3.3 shall be bound by the terms and conditions of this Agreement.
            COLLATERAL shall be liable to the LICENSOR for any failure of a sub-licensed person to perform the obligations ascribed to COLLATERAL under this Agreement. Any such failure shall be taken to be a failure of COLLATERAL to perform the obligations ascribed to COLLATERAL under this Agreement.

      (e) Except as expressly permitted by this Clause 3.3, COLLATERAL shall not sub-license any, or any part of, the rights under Clause 3.1 of this Agreement.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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4.    MATERIALS

      The parties acknowledge that, pursuant to an Agreement to Provide Biological Materials between AMRAD and COLLATERAL, effective on 7 October 1996, AMRAD has sent to COLLATERAL, and COLLATERAL has received, the Biological Materials (as defined in that agreement) on the terms and conditions stated in that agreement. Any further Biological Materials or Technology to be supplied to COLLATERAL shall be supplied on terms and conditions as shall be agreed between the parties from time to time.

5.    PAYMENTS BY COLLATERAL

5.1   Method of Payment

      All payments due by COLLATERAL to the LICENSOR pursuant to this Agreement shall be:

      (a) net payments and no deductions shall be made in respect of withholding tax or other charges except in accordance with Clause 5.10;

      (b) made by bank draft or telegraphic transfer and shall be paid as to *** to AMRAD and as to *** to LUDWIG;

      (c)   non-refundable; and

      (d) payable in the currency of the United States of America and paid into such accounts as AMRAD and LUDWIG may direct.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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5.2   Licence Fees

      COLLATERAL has agreed to pay licence fees as follows:

      (a) Within five (5) working days of the Effective Date, COLLATERAL shall pay to the LICENSOR the licence fee of $250,000; and

      (b) On June 15, 1997 COLLATERAL shall pay to the LICENSOR a further licence fee of $750,000


      (c) On 30 October 1997, COLLATERAL shall pay to the LICENSOR a further licence fee of $150,000

5.3   Licence Fee - Milestone Payments

      (a) Within thirty (30) days of the date of the completion of any Initial Public Offering for the purchase of any shares in COLLATERAL being listed on any stock exchange in the United States or the expiration of eighteen (18) months from the Effective Date, whichever is the first to occur, COLLATERAL shall forthwith pay to the LICENSOR a further licence fee of $1,000,000. In the event that COLLATERAL fails to pay to LICENSOR such fee within ten (10) days from when such fee is due and payable this Agreement shall, subject to any agreement between the parties to allow this Agreement to continue in full force and fefect, be deemed to have terminated with immediate effect.

      (b) Within *** of achievement of any of the following Benchmarks in relation to any Indication, COLLATERAL shall pay to the LICENSOR a *** as follows:

                                       ***
                                       ***

                                       ***
                                       ***

                                       ***
                                       ***

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                                      ***
                                      ***
                                      ***

                                      ***

            it being understood however, that except as provided in Clause 5.4 with respect to an additional *** *** once a *** has been paid for any Licensed Product, COLLATERAL's obligation to pay that *** shall be extinguished, such that each of the above *** shall be due and payable by COLLATERAL to the LICENSOR only once, irrespective of how many Licensed Products may reach a *** has already been paid.

5.4   Licence Fee - Additional Indications

      Within *** other than for an Indication in respect of which COLLATERAL has paid the LICENSOR a Benchmark fee under Clause 5.3(b)(iv), COLLATERAL shall pay to the LICENSOR a single one time licence fee of $1,000,000 for each such Indication.

5.5   Licence Fee - Annual Licence Fee

      On 1 January 2002 and upon each successive anniversary of the Effective Date thereafter, COLLATERAL shall pay to the LICENSOR a licence fee of $1,500,000 such licence fees to be off-set against any amounts received by the LICENSOR pursuant to Clause 5.6.

5.6   Licence Fee - Royalty

      (a) In addition to the payments set out in Clauses 5.2 to 5..5, COLLATERAL shall pay to the LICENSOR a royalty equal to ***

      (b) The payments due by COLLATERAL to the LICENSOR pursuant to Clause 5.6(a) shall be made to the LICENSOR within *** of the end of each calendar quarter, and each such payment shall be accompanied by a written report signed by an officer of COLLATERAL and in a form satisfactory to the LICENSOR containing the calculation of the payment due to the LICENSOR for the said calendar quarter.

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      (c)   If COLLATERAL or any of its sub-licensees receives any cash or non-cash benefit or otherwise derives any other cash or non-cash benefit in connection with the exploitation of the Technology or Licensed Products other than pursuant to an arm's length licence agreement with a Third Party, for the purposes of calculating the amount payable to the LICENSOR pursuant to this Clause 5.6, COLLATERAL or its sub-licensees (as the case may be) shall be taken to have received a royalty payment that would have been received on an arm's length licence agreement.

      (d) Without limiting Clause 5.6(c), if COLLATERAL sells any Licensed Product to any Third Party then COLLATERAL shall pay the LICENSOR a royalty on that sale, being an amount equal to the amount COLLATERAL would have received from Schering AG pursuant to the Schering AG Agreement had Schering AG sold such Licensed Product and paid royalties to COLLATERAL in accordance with the terms and conditions of the Schering AG Agreement.

5.7   CPI Adjustment

      The Licence Fees set out in Clauses 5.3 and 5.4 shall be annually adjusted in accordance with the increase in the United States of America Consumer Price Index in the period from the first anniversary of the Effective Date to the date on which the payment is made. For the purposes of this Agreement, the Index at a particular time shall be the Index most recently published by the United States Bureau of Economics and Statistics at that time.

5.8   Records

      COLLATERAL shall keep, and shall cause any person to whom it was granted a sub-licence pursuant to Clause 3.3 to keep for a minimum of *** complete records of all matters which are relevant for determining the Licence Fees which are to be paid to the LICENSOR pursuant to this Agreement and shall allow the authorised representatives of the LICENSOR reasonable access no more than twice per year to examine and make copies of such records.

5.9   Default Interest

      If COLLATERAL fails to make any payment due pursuant to this Agreement by the due date, then it shall pay the LICENSOR interest on the amount due from the date payment fell due until the amount is paid at the rate of:

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      (a)   *** per month for *** from the date payment fell due; and

      (b)   *** per month thereafter.

5.10  Withholding Taxes

      Notwithstanding anything else contained in this Agreement if COLLATERAL is required to pay withholding tax on any payments to be made hereunder it shall forthwith provide the LICENSOR with documentary evidence that such tax has been paid to an appropriate authority to enable the LICENSOR to obtain the credit for such tax payment in its country of incorporation.

5.11  Prior Termination

      Unless LICENSOR advises COLLATERAL in writing *** of the due date otherwise in the event that any of the payments described in this clause 5 are not made by the due date this Agreement will terminate with immediate effect on *** following such due date PROVIDED THAT such termination will not effect the LICENSOR's right to receive the payments then owing pursuant to this clause.

6.    INTELLECTUAL PROPERTY

6.1   Infringement by Third Parties

      (a) A party shall promptly notify the other parties in writing of any alleged or threatened infringement within the Field of any patent included within the Patent Rights of which such party becomes aware. COLLATERAL shall have the right to bring and control any action or proceeding with respect to such alleged or threatened infringement within the Field (Proceeding) at its own expense and represented by legal advisers of its own choice.

      (b) In the event COLLATERAL brings a Proceeding, the LICENSOR shall co-operate fully with COLLATERAL including, if required, undertaking any action or agreeing to be joined as a party to such Proceeding, the reasonable costs of which shall be at COLLATERAL's expense, provided that:

            (i) the LICENSOR shall retain the right to be represented by legal advisers of its own choice at its expense;

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            (ii)  COLLATERAL shall keep the LICENSOR fully informed of the status of such Proceeding on a regular basis or, as reasonably requested by the LICENSOR, from time to time; and

            (iii) the LICENSOR shall retain the right to become involved in any negotiations, including without limitation any settlement negotiations, in which the parties to such Proceeding may be engaged from time to time.

      (c) In the event COLLATERAL commences a Proceeding, any recovery realised as a result of such Proceeding, after reimbursement of any and all litigation expenses and reasonable costs of COLLATERAL, shall be treated as Net Revenue under this Agreement.

      (d) In the event the LICENSOR notifies COLLATERAL in writing of any infringement referred to in Clause 6.1(a) and COLLATERAL fails to commence a Proceeding within a reasonable time of being so notified by the LICENSOR, provided that such time shall not, in any event, exceed ninety (90) days, the LICENSOR may commence a Proceeding at its own expense and may be represented by legal advisers of its own choice. In the event the LICENSOR brings a Proceeding, COLLATERAL shall provide all reasonable assistance to the LICENSOR in relation to such Proceeding and on the terms as set out in Clause 6.1 (b) as if COLLATERAL were the LICENSOR and the LICENSOR were COLLATERAL

      (e) In the event the LICENSOR brings a Proceeding pursuant to Clause 6.1(d), the LICENSOR shall be entitled to any recovery realised as a result of such Proceeding.

6.2   Infringement of Third Party Rights

      Each party shall promptly notify the other parties in writing in the event that any allegation of infringement of any Third Party patent is raised by reason of the exercise by COLLATERAL or any of its sub-licencees of any rights pursuant to Clause 3.1 or 3.3 (Alleged Third Party Patent Rights) In the event that such an action is brought by a Third Party COLLATERAL, or any sub-licensee of COLLATERAL, as may be determined by COLLATERAL, shall have the right to control any defence of any such action at its own expense and represented by legal advisers of its own choice and the LICENSOR shall have the right, at its own expense, to be represented in any such action by legal advisers of its own choice. In the event of any infringement or alleged infringement of any Alleged Third Party Patent Rights, the LICENSOR shall co-operate in good faith with

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      COLLATERAL or any sub-licensee of COLLATERAL (as the case may be) on a reasonable basis to negotiate and settle any dispute with a Third Party in relation to such infringement or alleged infringement of any Alleged Third Party Patent Rights and otherwise resolve any such infringement or alleged infringement and secure COLLATERAL's continued rights to the Alleged Third Party Patent Rights, if necessary or desirable.

6.3   Co-operation in Connection with Infringement Disputes

      In any suit or dispute involving infringement or alleged infringement within the Field by a Third Party of a patent included within the Patent Rights, or infringement or alleged infringement by COLLATERAL of any Alleged Third Party Patent Rights, the parties shall co-operate fully and, upon the request and at the reasonable expense of COLLATERAL, the LICENSOR shall make available to COLLATERAL or its sub-licensees at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and the like which are in its possession or control provided however that the LICENSOR shall not be obliged to provide such assistance if to do so would materially disrupt its normal business activities.

6.4   Prosecution and Maintenance of Patent Rights

      The LICENSOR shall make determinations with respect to, shall be solely responsible for, and shall bear all of its reasonably incurred expenses from and after the Effective Date in connection with prosecuting to issuance patent applications, for filing and prosecuting all patent re-issues and re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees on all patents. relating to the Patent Rights; provided however that the LICENSOR shall file and prosecute to issuance applications claiming the subject matter of those applications described in Schedule 1 and Schedule 2 in the United States of America, Australia, Canada, the European Patent Office and Japan. The LICENSOR shall keep COLLATERAL reasonably informed of the status of all such applications and patents.

7.    OBLIGATIONS OF THE PARTIES

7.1   Best Endeavours

      COLLATERAL and its sub-licensees shall use its commercially reasonable efforts consistent with its best business and scientific judgement and conduct itself according to international pharmaceutical industry standards in attempting to develop and commercialise Licensed Products.

7.2   Achievement of Benchmarks

      (a) COLLATERAL shall achieve the Benchmarks described in Schedule 3 as follows:

            (i)   in relation to completion of Pig Studies by October 30, 1997;

            (ii) in relation to *** Provided That COLLATERAL shall be entitled to extend the time to complete this Benchmark for no more than two (2) periods of three (3) months by the payment of $150,000 per each three month period.

            Within *** of achieving a Benchmark, COLLATERAL shall notify the LICENSOR that the said Benchmark has been achieved.

      (b) If COLLATERAL fails to achieve a Benchmark within the time stipulated in Clause 7.2(a)(i) and/or (ii) then this Agreement shall, subject to any agreement between the parties to allow this Agreement to continue in full force and effect, be deemed to have terminated with effect from the day following the time stipulated in Clause 7.2(a). Time is of the essence with respect to COLLATERAL's compliance with the requirements stated in Clause 7.2(a).

7.3   Pig Studies

      (a) The parties to this Agreement acknowledge that the Pig Studies are being conducted to support a clinical development program for the use of Licensed Products in the Field for the treatment and prevention of coronary artery disease and COLLATERAL agrees that it shall conduct the Pig Studies in accordance with this aim.

      (b) COLLATERAL shall notify the LICENSOR of the completion of the Pig Studies in accordance with Clause 7.2(a) and with such notification shall provide a report containing the data and results of the Pig Studies to the LICENSOR for its review.

      (c) In the event that the Pig Studies have achieved all of the criteria established under Schedule 4 and provided that COLLATERAL notify the LICENSOR of their intention to continue with the development of the Licensed Products this licence shall, subject to the terms and conditions set out herein remain in full force and effect.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

      (d) In the event that the Pig Studies fail to meet some or all of the criteria established under Schedule 4, within *** of receiving the report described in Clause 7.3 (b) and after consultation with COLLATERAL, LICENSOR may elect at its total discretion to allow further development of the Technology and/or Licenced Products as provided for in Clause 7.3(e). In the event that the LICENSOR does not exercise its discretion under this Clause 7.3(d) this Agreement will be deemed to have terminated effective as of 30 October 1997.

      (e) If the LICENSOR exercises its discretion pursuant to Clause 7.3(d) then COLLATERAL shall be entitled to conduct further Pig Studies in myocardial ischaemia or peripheral vascular disease and/or congestive heart failure aimed at supporting a clinical development program for the use of Licensed Products on the same terms and conditions as contained in this Agreement provided that, prior to COLLATERAL being entitled to conduct such studies, the LICENSOR and COLLATERAL shall discuss and agree upon new benchmarks and dates for the achievement of such benchmarks for the use of the VRF/VEGF-B gene in these further studies.

      (f) If the LICENSOR and COLLATERAL do not agree in relation to the benchmarks under Clause 7.3(e), within thirty (30) days of the end of the period commencing 30 October 1997, this Agreement shall, subject to any agreement between the parties to allow this Agreement to continue in full force and effect, be deemed to have terminated with effect from 30 October 1997.

7.4   Reporting

      Within *** of the conclusion of the period of *** after the Effective Date, COLLATERAL shall submit a written report to the LICENSOR, which report shall include reasonable details of such matters as the LICENSOR may from time to time reasonably request including, but not limited to:

      (a) current status of research and development conducted in relation to the Technology, Patent Rights and Licensed Products;

      (b) current status of exploitation of the Technology, Patent Rights and Licensed Products;

      (c) current status of any applications for regulatory approval in relation to the Technology, Patent Rights and Licensed Products;

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

      (d) current status of any manufacturing being conducted by or on behalf of COLLATERAL or by or on behalf of and of its sub-licensees in relation to any exploitation of the Technology, Patent Rights and Licensed Products;

      (e)   any sub-licences granted by COLLATERAL pursuant to Clause 3.3;

      (f) marketing and sales in relation to any exploitation of the Technology, Patent Rights and Licensed Products conducted during the said period of six (6) calendar months;

      (g) any manufacturing, marketing, sales plans or projections in relation to any exploitation of the Technology, Patent Rights and Licensed Products; to be conducted for the subsequent period of six (6) calendar months and the remainder of the applicable calendar year; and

      Thereafter, COLLATERAL shall submit a written report to the LICENSOR, which report shall include the above details, within ten (10) days of the conclusion of each successive period of six (6) calendar months for the remainder of the term of this Agreement and provide such other comments and advice to the LICENSOR as reasonably requested by the LICENSOR from time to time upon reasonable notice to COLLATERAL.

7.5   Assistance

      If AMRAD agrees to assist COLLATERAL in relation to the planning and review of development programs relating to the exploitation of the Technology it shall do so on terms and conditions as shall be agreed between the parties from time to time.

8.    CONFIDENTIALITY

8.1   Obligations

      Except as otherwise provided in this Clause 8, during the term of this Agreement. and thereafter until the date of expiration of the last of any patent within the Patent Rights both the LICENSOR and COLLATERAL shall maintain in confidence and use only for the purposes of this Agreement information and data resulting from or related to the use or development of the Technology in the Field pursuant to this Agreement, or supplied by the LICENSOR pursuant to this Agreement (Information).

8.2   Permitted Disclosures

      To the extent it is reasonably necessary to fulfil its obligations or exercise its rights pursuant to this Agreement, COLLATERAL may disclose Information it is otherwise obligated pursuant to this Clause 8 not to disclose to an Affiliate, a permitted sub-licensee or a potential sub-licensee of the Technology on a need-to-know basis on condition that such person or persons (as the case may be) agree to keep the Information confidential for the same time periods and to the same extent as COLLATERAL is required to keep the Information confidential. COLLATERAL may also disclose such information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain a patent or authorization to conduct a clinical trial with or to commercially market any product arising out of the Technology. The obligation not to disclose Information shall not apply to any part of such Information that:

      (a) is or becomes patented, published or otherwise part of the public domain other than by acts of the person obligated not to disclose such Information in the contravention of this Agreement;

      (b) is disclosed to the receiving party by a Third Party, provided such Information was not obtained from such Third Party directly or indirectly from the LICENSOR or COLLATERAL (as the case may be);

      (c) prior to disclosure pursuant to this Agreement, was already in the possession of the receiving party, provided such Information was not obtained directly or indirectly from the LICENSOR or COLLATERAL (as the case may be);

      (d) is developed independently of the Information obtained from the LICENSOR or COLLATERAL (as the case may be), as demonstrated by written evidence; or

      (e) is disclosed by either the LICENSOR or COLLATERAL with the prior written consent of the other.

8.3   Terms of this Agreement

      The LICENSOR and COLLATERAL agree not to disclose any financial terms or conditions of this Agreement to any Third Party without the prior written consent of the other, except as required by applicable law or to persons with whom the LICENSOR or COLLATERAL (as the case may be) has entered into or proposes to enter into a business relationship provided that Third Party is bound by confidentiality obligations. Notwithstanding the foregoing:

      (a) COLLATERAL shall be permitted to disclose the material financial terms of this Agreement to any potential acquirer, merger partner or other bona fide potential strategic partner of COLLATERAL provided that any such potential acquirer, merger, partner or other bona fide strategic partner is bound by confidentiality obligations consistent with this Agreement and further provided that the LICENSOR is advised of the existence but not the identity of such potential acquirer, merger partner or other bona fide strategic partner and the nature of the disclosure to be made by COLLATERAL prior to such disclosure being made; and

      (b) the LICENSOR and COLLATERAL shall be permitted to disclose the terms or conditions of this Agreement in accordance with the requirements of the rules of any stock exchange or securities body without the prior written consent of the other but only to the extent required by such rules.

8.4   Public Comment

      Notwithstanding anything contained in this Clause 8, COLLATERAL shall not make any public comment either verbally or in writing concerning or arising from this Agreement without first providing the other parties with *** to review, and provide their approval for such announcement. The other parties shall have the right to not unreasonably withhold approval of such announcement provided that if no comments are provided to COLLATERAL within *** the announcement will be deemed to be approved.

8.5   Survival of Obligations

      This Clause 8 survives the termination of this Agreement.

9.    LIMITATION OF LIABILITY AND INDEMNITY

      (a) To the extent permitted by law, *** and any of their respective servants, agents, sub-contractors or nominees are not liable for any liabilities, losses, damages, charges, claims, actions, costs and expenses suffered or incurred by *** ***.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

      (b) Without limiting Clause 9(a), *** and any of their respective servants. agents, sub-contractors or nominees are not liable for any form of special, indirect, incidental or consequential loss or damage (including loss of profits and loss or damage that was, or may reasonably be supposed to have been, in the contemplation of the parties as at the date of this Agreement as a probable result of any such act or omission) *** ***.

      (c) *** hereby indemnifies and shall keep indemnified and agrees to defend *** and *** and any of their respective servants, agents, sub-contractors or nominees against all liabilities, losses, damages, charges, claims, actions, costs and expenses (including without limitation legal fees calculated on a solicitor/client basis) of any kind whatsoever suffered or incurred by any of them as a result of or in connection with *** ***.


10.   INSURANCE

      (a) COLLATERAL shall maintain public and product liability insurance with respect to the use and exploitation of the Patent Rights and the production and distribution of any Licensed Products in such amount as is customarily maintained in accordance with good practice for the pharmaceutical industry. COLLATERAL shall maintain such insurance for so long as it continues to use and exploit any of the Patent Rights or produce or distribute any Licensed Products, and thereafter for so long as COLLATERAL maintains insurance for itself covering supply of such product.

      (b)   COLLATERAL shall, upon the request of the LICENSOR:

            (i)   produce evidence of the currency of such insurance; and

            (ii) note the interest of the LICENSOR in the manner directed by the LICENSOR on the policy in respect of such insurance.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

11.   TERM AND EARLY TERMINATION

11.1  Term

      Unless terminated earlier pursuant to Clauses 5.11, 7.2 or 7.3, or l1.3 this Agreement shall continue until the date of expiration of the last to expire of any patent within the Patent Rights.

11.2  Effect of Termination

      Upon termination of this Agreement for any reason whatsoever by either party:

      (a) all licences granted pursuant to this Agreement shall immediately cease and COLLATERAL shall cease to make any use of the Technology and the Patent Rights; and

      (b)   COLLATERAL shall immediately:

            (i) return to the LICENSOR any materials provided to COLLATERAL pursuant to Clause 4;

            (ii) supply to the LICENSOR all documents, reports, notes, memoranda, computer media or other materials which record, contain or relate in any way to the Patent Rights or the Technology and which were provided to or obtained by COLLATERAL or prepared or made by or for or on behalf of COLLATERAL except certain notes, documents and other materials that are considered to be privileged or confidential or that must be maintained to comply with regulatory requirements;

            (iii) despite anything else in this Agreement, cease to make use of anything subject to the confidentiality obligations in Clause
                  8,

            and shall confirm in writing to the LICENSOR promptly when it has complied with these obligations.

      (c) LICENSOR acknowledges that in respect of materials supplied in clause 11.2 (b) arising from human clinical trials of Licensed Products that it shall not be entitled to utilise such materials for regulatory submissions seeking marketing approval of Licensed Products in the Field, without the consent of COLLATERAL where such consent is not to be unreasonably withheld. For the avoidance of doubt the parties acknowledge that the LICENSOR can utilise any other material supplied pursuant to clause 11.2(b) for regulatory submission purposes.

11.3  Early Termination

      (a) In addition to any rights it may have hereunder the LICENSOR may terminate this Agreement with immediate effect upon the occurrence of any of the following:

            (i) upon or after the bankruptcy, insolvency, dissolution or winding up of COLLATERAL (other than dissolution or winding up for the purposes of a solvent reconstruction or amalgamation); or

            (ii) upon or after the breach of any material provision of this Agreement by COLLATERAL, if COLLATERAL has not remedied the breach within thirty (30) days after written notice thereof by the LICENSOR.

      (b) COLLATERAL may terminate this Agreement at any time on thirty (30) days' notice to the LICENSOR provided that COLLATERAL shall not terminate this Agreement for any reason whatsoever prior to the completion of the Pig Studies or 30 October 1997, whichever is the latter.

11.4  Survival of Accrued Obligations

      Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

12.   RESOLUTION OF DISPUTES

12.1  Disputes Committee

      If any dispute or difference shall arise between the LICENSOR and COLLATERAL pursuant to this Agreement then, prior to either party taking any further action as by referring the matter to arbitration or commencing legal proceedings, the matter in dispute shall be referred to a disputes committee which shall consist of the respective chief executives of AMRAD, LUDWIG and COLLATERAL (Disputes Committee). The chief executives shall confer together in an endeavour to settle the dispute on some fair and equitable commercial basis with regard to the basic legal rights of AMRAD, LUDWIG and COLLATERAL. Any discussions or proceedings of the Disputes Committee shall be on a without prejudice basis.

12.2  Use of Expert

      Subject to agreement of all members of the Disputes Committee, the Disputes Committee may, at its option, refer any dispute or difference to an independent Third Park to act as an expert and not as an arbitrator in settling the same, on terms that the decision of such independent Third Party shall be binding on AMRAD, LUDWIG and COLLATERAL.

13.   NOTICES

      Any notice, demand, consent or other communication (Notice) given or made under this Agreement:

      (a) must be in writing and signed by a person duly authorised by the sender;

      (b) must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

            (i)   to LUDWIG institute
                  of Cancer Research:     1345 Avenue of the Americas
                                          New York, New York,
                                          United States of America 1015
                                          Attention: President
                                          Fax No: (212) 765 6720
                                          with a copy to its London Office:
                                          Fax No: (171) 828 5427

            (ii)  to Collateral
                  Therapeutics Inc:       9360 Towne Center Drive
                                          San Diego, California
                                          United States of America 92121
                                          Attention: President
                                          Fax No: (619) 587 3518

            (iii) to AMRAD Development
                  Pty Ltd:                576 Swan Street
                                          Burnley, Victoria, 3121
                                          Attention: Managing Director
                                          Fax No: (613) 92084089

      (c)   will be taken to be duly given or made:

            (i)   in the case of delivery in person, when delivered:

            (ii) in the case of delivery by post, five business days after the date of posting (if posted to an address in the same country) or fourteen business days after the date of posting (if posted to an address in another country); and

            (iii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or is later than 4:00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

14.   ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.

15.   AMENDMENT

      No amendment or variation of this Agreement is valid or binding on a party unless made in writing executed by all parties.

16.   ASSIGNMENT

16.1  No Assignment Without Consent

      Neither party may assign or otherwise transfer this Agreement or any of its rights or obligation herein without the prior written consent of the other party, which consent shall not be unreasonably withheld.

16.2  Permitted Assignments

      (a) Notwithstanding Clause 16.1, COLLATERAL may assign this Agreement:

      (i) subject to Clause 16.3, to Schering AG on written notice to the LICENSOR but without the prior written consent of the LICENSOR provided that Schering AG undertakes in writing to the LICENSOR to be bound by all of the terms and conditions of this Agreement prior to any such assignment and LICENSOR is notified within five
            (5) days of such assignment taking place;

      (ii) without the prior written consent of the LICENSOR in connection with the sale of all or substantially all of the assets of COLLATERAL to an Affiliate of COLLATERAL in connection with a corporate reorganisation, provided that such Affiliate undertakes in writing to be bound by all the terms and conditions in this Agreement and LICENSOR is notified within five (5) days of such assignment taking place; and

      (b) Notwithstanding Clause 16.1 AMRAD or LUDWIG may assign this Agreement to an Affiliate provided that such Affiliate undertakes to be bound by the terms and conditions of this Agreement.

16.3  Assignment to Schering AG

      In the event that COLLATERAL assigns this Agreement to Schering AG pursuant to Clause 16.2(a), the following amendments to this Agreement shall be made:

      (a)   in Clause 1.1, substitute for the definition of Net Revenue:

                  "Net Revenue means the prescribed percentage (as defined in Clause 5.6(d)) of Net Sales made by Schering AG or royalty payments received by Schering AG on Net Sales made by any permitted sub-licensees less, in the event the exclusive licence agreement between the Regents of the University of California and COLLATERAL entitled *** dated 28 September 1995 as amended *** *** has been assigned to Schering AG and the Licensed Products involve in any way whatsoever the technology claimed in *** *** if payable to the said Regents pursuant to the said exclusive licence agreement";

      (b)   in Clause 1.1, substitute for the definition of Net Sales:

                  "Net Sales" means gross proceeds from sales of Licensed Products by Schering AG or by any permitted sub-licensees less deductions for:

                  (a) transportation charges, including insurance relating thereto;

                  (b) sales and excise taxes or customs duties paid by the person selling or distributing any Licensed Product or any other governmental charges imposed upon the sale or distribution of any Licensed Product;

                  (c) distributors' fees, rebates or allowances actually granted, allowed or incurred;

                  (d) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale or distribution of any Licensed Product;

                  (e) allowances or credits to customers not in excess of the selling price of any Licensed Product, on account of governmental requirements, rejection, outdating, recalls or returns of such Licensed Product.";

      (c)   substitute for Clause 5.6(c):

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                  "If Schering AG or any of its sub-licensees receives any non-cash benefit or otherwise derives any non-cash commercial benefit in connection with the exploitation of the Technology other than pursuant to an arm's length sale agreement with a Third Party, for the purposes of calculating the amount payable to Schering AG pursuant to this Clause 5.7, Schering AG or its sublicensees (as the case may be) shall be taken to have received revenue that would have been received on an arm's length sale agreement."; and

      (d)   substitute for Clause 5.6(d):

                  "For the purposes of the definition of Net Revenue in Clause 1.1, the prescribed percentage referred to therein shall be the percentage royalty on Net Sales which COLLATERAL had paid to LICENSOR prior to the assignment of this Agreement to Schering AG. Upon assignment of this Agreement to Schering AG, Schering AG shall notify the LICENSOR of the prescribed percentage."

17.   NO WAIVER

      No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a continuing waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

18.   FURTHER ASSURANCES

      Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

19.   RELATIONSHIP OF THE PARTIES

      This Agreement does not set up or create an employer/employee relationship, partnership of any kind, an association or trust between the parties, each party being individually responsible only for its obligations as set out in this Agreement and in addition the parties agree that their relationship is one of independent contractors. COLLATERAL is not authorised or empowered to act as agent on behalf of AMRAD or LUDWIG and COLLATERAL shall not on behalf of AMRAD or LUDWIG enter into any contract, warranty or representation as to any matter. AMRAD or LUDWIG shall not be bound by the acts or conduct of COLLATERAL. None of AMRAD, or LUDWIG are authorised or empowered separately or together, to act as agent on behalf of COLLATERAL and none of AMRAD or LUDWIG, separately or together, may enter any contract, warranty or representations as to any matter on behalf of COLLATERAL. COLLATERAL shall not be bound by the acts or conduct of any of AMRAD or LUDWIG, whether acting alone or together.

20.   COSTS AND STAMP DUTY

      Each party shall bear its own costs arising out of the negotiation, preparation and execution of this Agreement.

21.   GOVERNING LAW AND JURISDICTION

      This Agreement is governed by the laws of England. Subject to Clause 13, each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Agreement.

22.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

-------------------------------------------------------------------------------

                                   SCHEDULE 1

-------------------------------------------------------------------------------

                            AMRAD Patent Applications

      Patent Applications filed by AMRAD

                 ***

      Inventors:  Haywood, N.;
                  Weber, G;
                  Grimmond, S.;
                  Nordenskjold, M;
                  Larsson, C.

      Claiming priority from:

                 ***
                 ***
                 ***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

-------------------------------------------------------------------------------

                                   SCHEDULE 2

-------------------------------------------------------------------------------

                          LUDWIG Patent Applications

      US Patent Applications filed by LUDWIG

      ***         ***

     Inventors:   Ulf Eriksson and Birgitta Olofsson (Stockholm Branch, LICR).

      ***         ***

      Inventors:  Ulf Eriksson and Birgitta Olofsson of the Stockholm Branch,
                  LICR and Katri Pajusola and Kari Alitalo (University of Helsinki).

      ***         ***

      Inventors:  Ulf Eriksson and Birgitta Olofsson of the Stockholm Branch,
                  LICR and Katri Pajusolo and Kari Alitalo (University of Helsinki).

      ***         ***
                  ***

      Inventors:  Ulf Eriksson and Birgitta Olofsson of the Stockholm Branch,
                  LICR and Katri Pajusola and Kari Alitalo (University of Helsinki).

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

-------------------------------------------------------------------------------

                                   SCHEDULE 3

-------------------------------------------------------------------------------

                                  Benchmarks


Completion of Pig Studies in the ameroid pig model of

myocardial ischaemia                                   30 October 1997

      ***                                                    ***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

-------------------------------------------------------------------------------

                                   SCHEDULE 4

-------------------------------------------------------------------------------

           CRITERIA FOR GENE EFFICACY IN PIG MYOCARDIAL ISCHEMIA MODEL

(1)   Efficacy in the pig chronic myocardial ischemia model

      o Documented selective transgene expression in the heart at 2 weeks after gene transfer: Method and Criteria: PCR ( ~ ) for gene in cardiac tissue.

      o Statistically significant (p lesser than 0.05) improvement in Function (systolic wall thickening assessed by transthoracic echocardiography) and Perfusion (contrast echocardiography)
            2 weeks following gene transfer:

            Criteria:

            (1) Improvement in both Perfusion and Function during pacing induced stress compared to stress prior to gene transfer in the same animal.

            Improved Function and Performance will be:

            (1)   statistically significant (p lesser than 0 05), and

            (2) improved from pre-gene-transfer stress by at least 50(degree)'~ relative to the baseline stress. Data will be the mean of between 5 and ~ pigs instrumented and injected essentially as described in Nature Medicine, 2: 534-534, 1996.

(2)   Acceptable safety profile

      No evidence of significant inflammation using histologic and immunocytochemical criteria in the heart and in other tissues.

EXECUTED as an agreement.


THE COMMON SEAL of AMRAD                 )
DEVELOPMENT PTY LTD was duly affixed in  )                    [SEAL]
the presence of:                         )


      /s/ John Grace                                 /s/ Robert J. Klupais
-----------------------------------           ----------------------------------
Director                                      Secretary


      John Grace                                     Robert Klupais
-----------------------------------           ----------------------------------
Print Name                                    Print Name

SIGNED SEALED AND DELIVERED by           )
                                         )
a duly authorised officer of LUDWIG      )
INSTITUTE OF CANCER RESEARCH in the      )
presence of:                             )


      /s/ Linda Anne Lenthau                         /s/ RDJ Walker
-----------------------------------                  /s/ Edward A. McDermott Jr
Witness                                       ----------------------------------
                                              Duly Authorised Officer


      Linda Anne Lenthau                      Edward A. McDermott Jr.
-----------------------------------           Richard DJ Walker
Print Name                                    ----------------------------------
                                              Print Name


SIGNED SEALED AND DELIVERED by           )
                                         )
a duly authorised officer of COLLATERAL  )
THERAPEUTICS INC in the presence of:     )
                                         )

      /s/ H Kirk Hammond MD                          /s/ Jack W. Reich, Ph.D.
-----------------------------------           ----------------------------------
Witness                                       Duly Authorised Officer

      H. Kirk Hammond, MD                            Jack W. Reich, Ph.D.
-----------------------------------           ----------------------------------
Print Name                                    Print Name